EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investor and Analyst Contact:	Media Contact:
Michelle Clemente	Gary Hanson
(602) 286-1533	(602) 286-1777

Jeffrey S. Beyersdorfer
(602) 286-1530

WESTERN REFINING LOGISTICS ANNOUNCES PROMOTION OF
GARY R. DALKE TO EXECUTIVE VICE PRESIDENT

KAREN B. DAVIS APPOINTED AS CHIEF FINANCIAL OFFICER

EL PASO, Texas, October 27, 2014 -- Western Refining Logistics, LP (NYSE:WNRL) announced today that Gary R. Dalke has been promoted to Executive Vice President of Western Refining Logistics GP, LLC, the general partner of WNRL effective on or about December 1, 2014. Mr. Dalke previously served as Chief Financial Officer of WNRL since its inception in July 2013.
WNRL also announced that Karen B. Davis has been appointed Chief Financial Officer of Western Refining Logistics GP, LLC, effective on or about December 1, 2014. Ms. Davis joins the Company from PBF Energy and PBF Logistics where she served as Chief Accounting Officer for the independent refiner and master limited partnership since February 2011. Prior to her tenure at PBF, she served as the Global Controller of Petroplus Holdings. During her career, Ms. Davis has served in various chief financial officer and financial reporting officer positions with various public and private companies throughout the United States. She will also serve as Director of Investor Relations for WNRL’s sponsor, Western Refining, Inc. (NYSE: WNR).
Jeff Stevens, WNRL’s President and Chief Executive Officer, said “Gary is a key member of our management team and we are pleased to announce his promotion. Karen brings extensive financial experience to WNRL and will be a great addition to our leadership team. Together, Gary and Karen are uniquely qualified to provide the deep industry and financial leadership and structure required to guide WNRL successfully into the future.”
About Western Refining Logistics, LP
Western Refining Logistics, LP is principally a fee-based, growth-oriented master limited partnership formed by Western Refining, Inc. (NYSE: WNR) to own, operate, develop, and acquire terminals, storage tanks, pipelines, and other logistics assets related to the terminalling, transportation, and storage of crude oil and refined products. Headquartered in El Paso, Texas, Western Refining Logistics’ assets include approximately 300 miles of pipelines, approximately eight million barrels of active storage capacity, distribution of wholesale petroleum products, and crude oil trucking.
More information about Western Refining Logistics is available at www.wnrl.com.